AGREEMENT FOR CONSULTING SERVICES PROVIDED BY THORIUM POWER LTD TO AREVA

BETWEEN:

AREVA, a French public limited company with a management board and supervisory board with capital of 1,346,822,638 euros, registered under N° 712 054 923 at the Paris Registry of Trade and Commerce, and whose registered head-office address is 33, rue La Fayette, 75009 Paris Cedex, represented by Mr. Patrick CHAMPALAUNE in his capacity as Senior Vice President, Purchasing, henceforth referred to as “AREVA”

AND

Thorium Power, Ltd. (“Company”) a Nevada corporation, whose executive office address is 1600 Tysons Blvd, Suite 550, McLean, VA 22102 USA,  represented by Seth GRAE, in his capacity as President & CEO henceforth referred to as the “THORIUM POWER” or Service Provider henceforth, individually or jointly, referred to as the “Party” or the “Parties”.

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PREAMBLE

AREVA and its Entities form an industrial group providing technological solutions for the production, transmission and distribution of energy.

THORIUM POWER is developing a thorium seed-blanket fuel assembly design for VVERs aimed at enhancing proliferation-resistance and reducing the amount of waste to be disposed of while maintaining competitive economics and ensuring increased safety margins.

AREVA and THORIUM POWER have started informal exchanges with each other in early 2009 to further investigate various thorium fuel cycle options including one based on THORIUM POWER ’s fuel assembly seed-blanket concept.  An informational meeting was held on February 10th 2009 followed by technical exchanges and a more detailed scientific meeting on 21-22nd May 2009.

AREVA is interested in assessing the potential of thorium in future fuel cycles and expressed – at the May 22th meeting – its willingness to provide THORIUM POWER with a consultancy agreement as a follow-up.

The general scope is to investigate specific topics of thorium use in various reactor types and fuel cycle options. The two phases of the project are:

Phase 1 :	Study of Evolutionary Thorium Fuel Concepts for PWRs (see Scope of Work in Addendum I and agreed-upon during meeting on July 8th 2009)

Phase 2 :	Detailed study of evolutionary and longer-term thorium fuel concepts (Scope of Work not yet defined in detail and subject of discussion during execution of Phase 1)

In this context, AREVA and THORIUM POWER signed on July 22nd, 2009 an INITIAL COLLABORATIVE AGREEMENT which defines the basic principles for the collaboration between AREVA and THORIUM POWER for the first phase relating to the ‘Study of Evolutionary Thorium Fuel Concepts for PWRs’.

By application of the item 4 of the INITIAL COLLABORATIVE AGREEMENT, The Parties acknowledge their common intent is to (i) to perform in good faith the negotiation, and (ii) to use a reasonable level of best efforts to sign a consultancy agreement providing the financial schedule of this INITIAL COLLABORATIVE AGREEMENT by JULY 31, 2009 at the latest.

The Parties are aware that the successful implementation of this Agreement requires them to collaborate. It is in this spirit, therefore, that the following contractual arrangements have been finalised.

THEREFORE, it has been agreed as follows :

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Summary

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ARTICLE 1 - DEFINITIONS

Under this Agreement, the following terms, appearing with a capital letter and either in the singular or the plural shall have the following meanings:

Agreement or Order:	refers to this document, its Appendixes and any Additional Agreement Clauses which are an integral part of it.

Appendixes:	refers to the documents appended to this Agreement numbered I to III.

AREVA:	refers to the company AREVA, as defined on the first page.

Additional Agreement Clause:	means a written amendment to the Services, the professional fees or the schedule for performance under this Agreement that is prepared and signed by authorised representatives of both parties

Background Knowledge:
shall mean all knowledge, documents, know-how, software, data, specifications, plans, processes, and more generally all information, whatever its form, as well as all intellectual property rights attached hereto (such as but not limited to patents, designs, copyrights), which a Party owned prior to the effective date of the Order or which have been developed or acquired later by such Party independently from any performance of the Order.

Results:
shall mean all knowledge, information or results, whether patentable or not, methods, know-how, data, software, and any document (such as but not limited to data bases or any other kind of data gathering, all reports, plans, drawings, specifications, processes) whatever their media (specifically paper or digital technology) and which have been created or generated during performance of the Order or included in the Deliverables.

Service Provider:	refers to the company THORIUM POWER, as defined on the first page.

Services:	refers to all or part of consulting and training services provided by the Service Provider to AREVA.

A description of the Services is included in Addendum I, for the first phase, of this Agreement.

Deliverables:
refers to all or part of reports, studies, documents, materials and other documents developed and/or produced by the Service Provider within the framework of the delivery of the Services, regardless of whether they are in written or electronic form or any other form currently known or unknown.

Entity:
refers for each Party any subsidiary, company or current or future organisation in which each Party holds or shall, either directly or indirectly, hold shares granting them a power of control in accordance with articles L.233-1 to L.233-3 of the French Commercial Code.

Change Order:	means a written amendment to the Services, the professional fees or the schedule for performance under this Agreement that is prepared and signed by authorised representatives of both parties

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ARTICLE 2 - PURPOSE

The general objective is to investigate specific topics of thorium fuel cycles in AREVA’s LWRs.

The purpose of this Agreement is to perform the first phase providing initial general results relating to evolutionary approaches to the use of thorium in AREVA’s LWRs, more specifically within this Phase 1 in EPR-like PWRs.

The performance of Phase 2, further deepening some technical aspects, depends on the results of Phase 1. Consequently, the Parties shall meet together during the performance of Phase 1 in order to take the decision concerning the implementation of the Phase 2.

Phase 1 and Phase 2 will be conducted with the intention of further collaborative agreements between AREVA and THORIUM POWER in order to develop and set up new products and technologies related to thorium fuel concepts.

AREVA’s use of THORIUM POWER’s Background Knowledge for commercial purposes or any purpose other than set forth herein shall be separately negotiated on a royalty principle.

The purpose of this Agreement is also to define the terms and conditions according to which the Service Provider shall deliver the Services to AREVA.

It is also specifically agreed by the Parties that this Agreement entails no exclusivity in regards to both the Service Provider and AREVA.

ARTICLE 3 - SCOPE OF WORK

The scope of work of this Agreement will consist in Phase 1 only, as described in Addendum 1 hereto, relating to the ‘Study of Evolutionary Thorium Fuel Concepts for PWRs’; provided, however, that the scope of work of this Agreement will not include work related to Task 1.6 of Addendum 1, which calls for THORIUM POWER to “Perform a Preliminary Review of Thermal Hydraulic Characteristics and Fuel Behaviour for the Selected Concepts for the EPR 18-month Equilibrium Cycle”.

If the Parties decide to pursue Task 1.6 based on the results of Tasks 1.1-1.5, then the work on Task 1.6 shall commence only after the Parties have agreed on the specific scope and price for Task 1.6 in a subsequent order for work or through an amendment to the initial order for work.

Either Party may propose changes to the scope or time schedule of the Services under this Agreement.  Requests for changes will be submitted to the other Party in writing for consideration of feasibility and the likely effect on the cost and schedule for performance of the Services.  No changes will be implemented unless the Parties mutually agree, including without limitation to the resulting equitable adjustments to costs and schedules for the performance of the Services.  Any agreed changes will be documented in one or more Change Orders.

The Service Provider undertakes to promptly inform AREVA in case of any event for which AREVA cannot be held responsible, which may delay the implementation of the Agreement, in written format. This information shall include any explanation related to the event and the possible remedies.

Extensions of the deadlines stipulated in the Agreement may be accepted by AREVA; they shall not, under any circumstances, lead to compensation or any modification of prices benefiting the Service Provider.
In case of force majeure, the provisions set forth in Article 18 shall apply

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ARTICLE 4 - PRECEDENCE OF THE DOCUMENTS

This Agreement is made up of this present document and its Appendixes.

These documents are of contractual nature and, in case of non-compliance or differences of interpretation between their clauses, the present document prevails over the Appendixes, the Appendixes prevailing in the numbered order mentioned above.

Given the nature of the Services, the Service Provider has accepted to replace the provisions of its general terms of sale with those of this Agreement.

Notwithstanding the provisions of Articles 13 and 14, this Agreement supersedes and replaces any documents issued and any spoken and written correspondence exchanged prior to the effective date of this Agreement. Thus the INITIAL COLLABORATIVE AGREEMENT, signed between the Parties on July 22nd, is cancelled and replaced by this Agreement.  For the avoidance of doubt, the Confidentiality and Non-Disclosure Agreements between the Parties dated as of January 7th 2009 and June 11th 2009 will not be superseded by this Agreement and will remain in full force and effect with respect to their subject matter.

This Agreement may only be modified or completed with the specific, written acceptance of the Parties which shall be in the form of an Additional Agreement Clause.

ARTICLE 5 - DURATION

This Agreement shall take effect on the 1st of August 2009 (i.e. t0 in Appendix I) for:

•
A first period of ten (10) to twelve (12) months for the phase 1 (from the 1st of August 2009 to the 31st of July 2010).  If the Parties decide to pursue Task 1.6 based on the results of Tasks 1.1-1.5, then the work on Task 1.6 shall commence only after the Parties have agreed on the specific scope and price for Task 1.6 in a subsequent order for work or through an amendment to the initial order for work.;

•	A second period of fourteen (14) months for the optional phase 2.

ARTICLE 6 - SERVICE IMPLEMENTATION TERMS

6.1 - Obligations of the Service Provider

Under the terms of this Agreement, the Service Provider:

–
Commits to providing the Services in accordance with good professional practice in such matters, legislation, currently applicable regulations and practices, as well as their description which is included in this Agreement;

–	Declares that it possesses the professional capabilities and authorisations required to provide the Services in accordance with the provisions of this Agreement;

–	Commits to employing all the human and material resources in its possession required to observe its obligations as described in this Agreement;

–	Commits, within the framework of an obligation to obtain specific results, to observe the deadlines for the delivery of the Services and the supply of the Deliverables specified in this Agreement;

–	Commits to the correct delivery of the Services by its staff under the conditions defined in this Agreement.

Furthermore, in its professional capacity, the Service Provider is bound by:

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–	An obligation to provide information and advice by which it commits to informing AREVA without delay of any difficulties which might arise during the completion of the Services;

–	An obligation to request that AREVA in question provide them with any information and the answers to any questions it deems necessary to provide the Services;

–	A duty to warn AREVA and/or the Entities of any choices or technical solutions proposed by AREVA which the Service Provider deems inappropriate or incompatible with the performance requirements.

6.2 - Obligations of AREVA

AREVA, as signatory of this Agreement, commits to making available to the Service Provider the information and answers in its possession which the Service Provider deems useful for the implementation of this Agreement.

AREVA commits to honoring the payment of the invoice(s) relating to this Agreement under the conditions defined in Article 8 of this Agreement, subject to the delivery of the Services in accordance with this Agreement.

ARTICLE 7 - OBLIGATION OF COOPERATION

The parties principal representatives referred to in Article 8 shall hold a video- or conference-call meeting at least once (1) per month on the date agreed to by them to assess the implementation of this Agreement. Face-to-face meetings are held according the schedule defined in Addendum I.  Within eight (8) calendar days following a meeting, the Service Provider shall draw up and send the minutes of the meeting for validation by AREVA’s principal representative.

Should AREVA express any reservations to the minutes of the meeting, the Service Provider commits to correcting and sending them to AREVA for further approval within the next five (5) calendar days.

ARTICLE 8 - RELATIONS BETWEEN PARTIES

Any exchange of correspondence between Parties in connection with this Agreement shall be submitted in writing in English.

The Service Provider shall appoint a correspondent for the implementation of this Agreement.

Correspondents:

On behalf of AREVA:	On behalf of the Service Provider:
For contractual aspects:
Sylvie CANOVAS
AREVA Purchasing Commodity Managers
Perspective Défense AREVA
1-3 Rue de la Débarcadère
F-92716 Colombes Cedex, France
Sylvie.canovas@areva.com

For contractual and scientific aspects:
Luc Van Den Durpel
AREVA NC / DTRI
Perspective Défense AREVA
1-3 Rue de la Débarcadère
F-92716 Colombes Cedex, France

Luc.vandendurpel@areva.com
Andrey Mushakov 1600 Tysons Blvd. Suite 550 McLean, VA, USA 22102 amushakov@thoriumpower.com and James Guerra 1600 Tysons Blvd. Suite 550 McLean, VA, USA 22102 jguerra@thoriumpower.com

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ARTICLE 9 - FINANCIAL CONDITIONS

9.1 - Total Amount of Agreement

The total amount of the Professional Fee for the first phase (including only Tasks 1.1 through 1.5, excluding the expenses mentioned in Section 9.3) is:

550 000 USD (five hundred fifty thousand US-Dollars)

The price is defined in Appendix I.

9.2 – Prices exclusive taxes

Prices mentioned in this Agreement are exclusive of Value Added tax (VAT) customs duties, import duties, excise taxes and sales tax which may be levied in France and collected by THORIUM POWER in accordance with the applicable laws. If applicable, such tax shall be added to the contract price at a rate and at the time when it becomes payable in accordance with the applicable laws of France at the date of invoicing.

Prices mentioned in this Agreement are inclusive of any other taxes, duties, levies, dues which may be levied by any tax authorities in the USA, in France or in any other country on THORIUM POWER and on THORIUM POWER’s personnel, including but not restricted to customs duties, sales tax and any taxes on income. Such taxes, duties, levies, dues shall be borne by THORIUM POWER or by THORIUM POWER’s personnel.

9.3 – Other Expenses

AREVA will also reimburse THORIUM POWER for any reasonable out of pocket expenses rightfully incurred by THORIUM POWER or its agents or subcontractors and directly attributable to the provision of the services described in Appendix I hereto, including, without limitation, travel, subsistence and other expenses directly attributable to the provision of such services, provided however that such expenses shall not exceed twenty percent (20%) of the Professional Fee earned by THORIUM POWER on a rolling, cumulative basis without the prior written approval of AREVA. To avoid any doubt, expenses shall not include general overhead of THORIUM POWER or any professional fees paid to agents or subcontractors of THORIUM POWER. The expenses shall be billed to AREVA at cost without any administrative charge, and in accordance with the procedure set forth in Section 8.2 above. THORIUM POWER shall provide proof of such out of pocket expenses by attaching copy of these to the invoices sent to AREVA.

9.4 - Billing

The invoices issued by THORIUM POWER in return for the delivery of the Services shall be sent in duplicate, one original and a copy, to the address below:

 AREVA
Comptabilité fournisseur
Tour AREVA
1 place Jean Millier
92 084 Paris La Défense

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In addition to the compulsory legal details, it is essential that the invoices include the references of this Agreement. AREVA reserves the right to return any invoice which does not meet these requirements, with a written explanation of the respects in which the invoice does not meet the requirements.

9.5 - Payment

Invoices by the Service Provider are due:

•
after delivery of each task’s report (i.e. reports ‘Technical Report 1.1’, ‘Technical Report 1.2’, ‘Technical Report 1.3’, ‘Technical Report 1.4’, ‘Final Report’) according to the planning indicated in Appendix I, and

•	relating to two pre-payments for the services relating to Task 1.4;

THORIUM POWER may issue invoices according to the following schedule (amounts excluding other expenses as described in Article 9.3):

•	Invoice 1 (t0+2mo) upon delivery of ‘Technical Report 1.1’, indicative invoice amount 52 000 USD;

•	Invoice 2 (t0+2.5mo) as pre-payment for Task 1.4, 105 000 USD (30 % of the indicative amount for Task 1.4_;

•	Invoice 3 (t0+3mo) upon delivery of ‘Technical Report 1.2’, indicative invoice amount 56 000 USD;

•	Invoice 4 (t0+4mo) upon delivery of ‘Technical Report 1.3’, indicative invoice amount 25 000 USD;

•	Invoice 5 (t0+6mo) according progress made on Task 1.4, indicative invoice amount 105 000 USD;

•	Invoice 6 (t0+9mo) upon delivery of ‘Technical Report 1.4’, indicative invoice amount 142 000 USD;

•	Invoice 7 (t0+10mo) upon delivery of ‘Final Report’, indicative invoice amount 65 000 USD

Payment will be made by AREVA by bank transfer within sixty (60) days of the date of issue of the correct invoice.

The invoice shall be deemed to have been issued on the fifth calendar day prior to its receipt by Areva if the delay between its date of issue and its date of receipt by AREVA is more than five (5) calendar days.

In case of late payment, the penalties applicable to AREVA shall be equal to three (3) times the legal rate of interest per day of delay. The penalties will apply from the day immediately following the due date for the day on which actual payment is received.

9.6 – Billing Claims

Should AREVA contest one or more of the items on the invoice in good faith, AREVA shall send a note within twenty (20) days after its receipt of the invoice explaining its position.  The obligation to pay the disputed sum shall be suspended pending resolution of the dispute. The Service Provider shall then draw up a credit note cancelling the disputed invoice and a new invoice for the items on the invoice which were not contested, and the new invoice will be treated as having been issued on the date of the original invoice.  AREVA and THORIUM POWER will work together in good faith to resolve the issues with respect to the disputed sum quickly.  If AREVA and THORIUM POWER reach agreement, THORIUM POWER will issue and AREVA will pay a new invoice for the agreed sum.  If the Parties do not reach agreement within thirty (30) days, either Party may refer the matter for resolution as provided in Article 29.

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ARTICLE 10 – INTENTIONALLY DELETED

ARTICLE 11 - ASSIGNMENT

As this Agreement is concluded intuitu personae, the Service Provider is liable to personally fulfill their contractual obligations under terms of this Agreement. Consequently, under pain of ipso jure cancellation of this Agreement, it cannot assign or transfer its obligations to a third party without the prior, written permission of AREVA, including, without this list being exhaustive, in case of transfer by merger, split-up or partial asset contribution. Should AREVA grant its approval, the Service Provider remains personally liable to the Entities for the correct performance of this Agreement.

AREVA may assign or transfer all or part of its rights and obligations under the terms of this Agreement to any Entity or company which comes to control it either directly or indirectly, as well as to any company to whom its rights are transferred within the framework of a merger, acquisition, partial asset contribution or total or partial assignment of the business.

ARTICLE 12 - SUBCONTRACTING

Except for the consultants identified in Appendix III, Service Provider may not subcontract any of its contractual obligations. It may, however, subcontract part of its obligations provided that it has obtained prior consent in writing by AREVA and its approval of the subcontractor and payment terms in compliance with French Outsourcing Act 75-1334 of 31 December 1975.

AREVA has full discretion to refuse any subcontracting planned by Service Provider and any subcontractor proposed by Service Provider.

In the event that subcontracting is authorised by AREVA, Service Provider shall remain fully liable with respect to this Agreement.

Service Provider shall further indemnify and hold AREVA harmless for:

(i)	any claim by its subcontractors or subcontractors’ staff members.

Moreover, Service Provider shall prohibit its subcontractors from subcontracting in their turn any tasks commissioned to them.

ARTICLE 13 - CONFIDENTIALITY

This Article 13 is in addition to those certain Confidentiality and Non-Disclosure Agreements between the Parties dated as of January 7th 2009 and June 11th 2009.

Except as provided below, the Parties agree that the terms of this Agreement and any information in connection herewith (whether written or oral) (“Information”) which is disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”) shall be kept confidential by the Receiving Party and shall not be disclosed to a third party without the prior written consent of the Disclosing Party.

The obligations of confidentiality set out in this Article 13 shall survive the expiration of this Agreement and shall subsist for a period of ten (10) years after the expiration or termination of this Agreement.

Notwithstanding the foregoing, the Receiving Party shall have no obligation of confidentiality with respect to any information disclosed by the other Party that:

a.	is now in the public domain or subsequently enters the public domain without fault or negligence on the part of the Receiving Party, its employees, or its affiliates ; or
.
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b.	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession without any obligation of confidentiality prior to disclosure by the Disclosing Party; or
c.
is properly received by the Receiving Party without any obligation of confidentiality from a third party with a valid legal right to disclose such information and such third party is not under confidentiality agreement to the Disclosing Party; or

d.	is required to be disclosed pursuant to any order of a court having jurisdiction or any lawful action of a government or regulatory agency;
e.	is required to be publicly disclosed by applicable law or stock exchange rule; or
f.	the Receiving Party’s employees who have no knowledge of the disclosing party’s confidential information subsequently develop such information independently.

ARTICLE 14 - INTELLECTUAL PROPERTY

14.1 - Background Knowledge

« Background Knowledge » shall mean all knowledge, documents, know-how, software, data, specifications, plans, processes, and more generally all information, whatever its form, as well as all intellectual property rights (such as but not limited to patents, designs, copyright), which a Party owned prior to the effective date of this Agreement or which have been developed or acquired later by such Party independently from any performance of this Agreement.

14.1.1 - AREVA’s Background Knowledge

AREVA’s Background Knowledge provided to THORIUM POWER in order for THORIUM POWER to perform this Agreement shall remain the property of AREVA.

AREVA shall authorize THORIUM POWER and its potential subcontractors, to the exclusion of any other third party, to use its Background Knowledge for the sole purpose of performing this Agreement.

THORIUM POWER undertakes to respect AREVA’s Background Knowledge by (i) not copying or reproducing by any means or under any form whatsoever such Background Knowledge in all or in part except as may be necessary in order to perform this Agreement and/or (ii) not using it for any other purpose than the one strictly necessary to the performance of the Order and only until such Agreement remains valid. Consequently, THORIUM POWER (i) undertakes not to use AREVA’s Background Knowledge after the expiration or termination date of the Order and (ii) vouches for the respect of the present Article by any of its potential subcontractors.

14.1.2 – THORIUM POWER’s Background Knowledge

THORIUM POWER’s Background Knowledge provided to AREVA in the course of the performance of this Agreement shall remain the property of THORIUM POWER. THORIUM POWER shall list with the Final Report all patents, designs and copyrights that are owned by THORIUM POWER and are necessary for AREVA in order to exploit the Results.  Neither providing such listing of patents, designs and copyrights, nor any other provisions of this Agreement, shall transfer to AREVA in and of itself any ownership of interest in such intellectual property.

THORIUM POWER shall authorize AREVA to use its Background Knowledge for the sole purpose of verifying and evaluating the Results for research purposes and not for any commercial use or in live operations to determine the scope of further collaborative agreements.

AREVA undertakes to respect THORIUM POWER’S Background Knowledge by (i) not copying or reproducing by any means or under any form whatsoever such Background Knowledge in all or in part and/or (ii) not using it for any other purpose than the one strictly necessary to the performance of this Agreement and only until such Agreement remains valid. Consequently, AREVA undertakes not to use THORIUM POWER’s Background Knowledge after the expiration or termination date of this Agreement.

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Acceptance of the Agreement by THORIUM POWER implies, with respect to Phase 1 only, the granting to AREVA of a non exclusive right of use on its Background Knowledge necessary to use the Results, as relating to AREVA’s LWRs only, either commercially or not, including for research purposes, for AREVA’s activities. Such licence shall be granted worldwide, and for the duration of the legal period of protection of the abovementioned intellectual property rights or, when regarding know-how, as long as such know-how is not in the public domain.  With respect to Phase 2 the acceptance of the Agreement by THORIUM POWER implies the granting to AREVA of a non exclusive right of use on its Background Knowledge necessary to use the Results, as relating to AREVA’s LWRs only, for research purposes only, and not for any commercial use or in live operations.  With respect to Phase 2, any right to use Background Knowledge for commercial use will be negotiated on a royalty basis, in line with the principles agreed in the Collaboration Framework Agreement between the parties.

Except as provided above regarding commercial use with respect to Phase 2, the financial consideration for such licence shall be a lump sum which is already included in the price of the Agreement.

14.2 - Results

4.2.1 – Principle

THORIUM POWER grants to AREVA, for its sole benefit, an exclusive, royalty-free, irrevocable, fully paid-up license to any and all parts of the Results as well as the intellectual property rights attached hereto, solely to the extent that such Results and intellectual property rights relate to AREVA’s LWRs only, as their production goes along.  THORIUM POWER shall have full ownership of any Results and intellectual property rights arising from the work performed for reactors other than AREVA’s LWRs.  For the avoidance of doubt, THORIUM POWER shall retain full ownership of any Results and intellectual property rights for the work performed for Russian VVER-type reactors.

No public communication about the Results as relating to AREVA’s LWRs may be made by THORIUM POWER without the prior written consent of AREVA, except as may be required under applicable law including without limitation U.S. securities laws.

The price of this Agreement comprises the lump sum price of abovementioned exclusive license to AREVA of the Results as well as of intellectual property rights attached hereto as relating to AREVA’s LWRs.  AREVA shall thus be free to use such Results as it wishes.  THORIUM POWER undertakes not to restrain the use of such Results by AREVA and specifically through any intellectual property right.

14.2.2 - Author’s Rights –

If the Results comprise, in all or in part, creations which are subject to protection by author’s rights, then all such creations which are made in performing this Agreement or included in the Deliverables (hereinafter referred to as “Creations”), as relating specifically to AREVA’s LWRs, shall be the exclusive property of AREVA, the transfer of ownership being implemented as soon as each Creation comes into existence.  Creations related to reactors other than AREVA’s LWRs shall be the exclusive property of THORIUM POWER.  For the avoidance of doubt, Creations related to Russian VVER-type reactors shall be the exclusive property of THORIUM POWER.

Therefore, THORIUM POWER, which acknowledges being the author of the Creations, or at least the assignee of the author’s rights on said Creations to the extent permitted under applicable law, assigns to AREVA all intellectual property rights on Creations specifically relating to AREVA’s LWRs, except THORIUM POWER’s moral right hereon, regardless of the considered work, including individual work, collaboration work (developed together with THORIUM POWER’s employees) or collective work and for any and all use means, especially those described as follows:

a) The exclusive right to reproduce without any limitation on number, digitize, duplicate, print, record in all or in part each Creation relating to AREVA’s LWRs, for whatever reason and in any manner, specifically by any technical process, upon any medium known or yet to be known at the time of execution of this Agreement and in any format;

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b) The right to translate, which includes the right to establish any version or have such established, in the French language or any foreign language, on all or part of each such Creation relating to AREVA’s LWRs;

c) The right to adapt, arrange, modify, correct errors and the right for AREVA to alter or have any third party alter each such Creation relating to AREVA’s LWRs in all or in part, whether in writing, orally, through data communication, digitally, etc. and for any kind of use ;

d) The exclusive rights to publish, broadcast, edit and re-edit without any limitation on the number of editions. Such rights shall include the right to photocopy and all derivative rights thereof, to commercialize, grant or assign the rights of use, the right to rent and lend copies of each Creation relating to AREVA’s LWRs in its original version or any adapted, arranged, modified, corrected, altered or translated version, either free of charge or against payment;

e) The exclusive right to represent, exhibit, display, broadcast and use all or part of each Creation relating to AREVA’s LWRs in its original version or any adapted, arranged, modified, corrected, altered or translated version, through any means of communication to the public known to this day and specifically through public reciting, television broadcasting, broadcasting, satellite transmission, initial or secondary cable television, active or passive, though public screening, disclosure in a public area, digital disclosure on line or on a media, public presentation and any other means;

f) The right to use, monitor and service the Creations relating to AREVA’s LWRs;

g) The right to integrate in all or in part, with or without any modifications, the Creations;

h) The right to reverse engineering the Creations relating to AREVA’s LWRs.

AREVA shall be entitled to a worldwide use of the aforementioned rights for commercial or non-commercial purposes for its own activities and for as long as the legal protection of said rights shall last (and without any limitation of any kind regarding edition, broadcasting, rerun or use).

THORIUM POWER transfers to AREVA all property rights on the material form of Creations specifically relating to AREVA’s LWRs, allowing their copy in great numbers and their adaptation.

AREVA shall be entitled to retrocede by any means, specifically by a transfer, license, or any other legal means, all or part of the intellectual property rights transferred to AREVA under this Article 14.2.2 to any third party it may chose.

The payment linked to the transfer of intellectual rights as defined in the present Section is expressly included in the price of this Agreement.

14.2.3 - Third parties’ intellectual property rights

In the event that THORIUM POWER desires, in its sole discretion, to obtain third party intellectual property rights to be included in the Deliverables, THORIUM POWER undertakes to obtain from said third parties an assignment or a license upon such rights of use on aforementioned intellectual property rights to its own benefit with a right to sublicense to AREVA.  For the avoidance of doubt, this Article 14.2.3 will not be deemed to require THORIUM POWER to obtain licenses to any third party patents that may be required in order to make, use, offer for sale, sell or import any processes, designs, activities or the like, such list not being restrictive, described in any Deliverables or the Results.

This assignment/licence shall be assigned/granted to AREVA for any and all use, for commercial or non commercial purposes, including research purposes, for its own activities, worldwide, and for as long as aforementioned rights shall be legally protected or, regarding know-how, until such know-how is in the public domain.

As regards the transfer of author’s economic rights owned by third parties on the Creations, its length and details shall be in conformity with the terms and conditions of Article 14.2.2 above.

The payment for such assignment or license is expressly included in the price of this Agreement.

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14.2.4 - Specific case regarding employees

a) Subrogation in employees’ rights

The following terms shall apply to inventions and data bases, such list not being restrictive, made by employees of THORIUM POWER throughout the performance of this Agreement (“employees” shall mean any natural person working under the authority of the Service Provider or on behalf of the Service Provider). THORIUM POWER shall have its potential subcontractors comply with the same undertakings towards their own employees as set forth in the present Article.

THORIUM POWER undertakes to explicitly ascribe to its employees the carrying out of the studies, research and developments as necessary for the performance of this Agreement so as to allow the automatic devolution of the rights of said employees to THORIUM POWER, and thereafter to AREVA in accordance with this Agreement.

THORIUM POWER shall be responsible for the payment of any potential additional pay due to its employees inventors.

THORIUM POWER vouches for the performance by its employees of all formalities, such as the signing of a power of attorney, deed of transfer or declarations, as necessary for AREVA to legally protect the Results.

b) Transfer of employees’ author’s rights to THORIUM POWER

In order to allow the transfer of author’s rights THORIUM POWER undertakes to have the author’s economic rights of its employees who are the authors of Creations and/or of drawings and patterns, to the extent permitted under applicable law and within the limit of their moral rights, assigned to it under the terms and conditions of Article 14.2.2.

ARTICLE 15 - ACCEPTANCE OF DELIVERABLES

Acceptance of Deliverables by AREVA will be conducted as follows, unless otherwise stipulated in this Agreement:

•	The Service Provider submits the Deliverable produced in accordance with this Agreement for approval.

•	AREVA has fifteen (15) working days to examine the said Deliverable and submit any reservations in writing to Service Provider.

•
Upon submittal by AREVA to Service Provider of its observations, Service Provider will have fifteen (15) business days, unless stipulated otherwise in the Agreement, to settle questions that were subject to observations and to resubmit the document for a new approval process.

•
If no observations are made by AREVA at the end of this second acceptance procedure, the Deliverable will solely be accepted after signature by the Parties of an acceptance report drawn up in the presence of Parties.

In the event that new reservations are made by AREVA at the end of this second acceptance procedure, the above procedure will be repeated until acceptance is achieved.

ARTICLE 16 - COMPUTER SECURITY

The Service Provider declares that it is acquainted with the currently applicable laws on computer security, and notably those relating to fraudulent intrusion, unauthorised storage on a system, voluntary obstruction of system operations and the fraudulent use of data, and commits to observing them.

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For all access to the AREVA’s computer system, the Service Provider commits, both on its own behalf and that of its staff, to respecting the conditions of access currently applicable on the premises of AREVA in question, which they received in writing and with which they became acquainted before their involvement began.

The Service Provider is only authorised to access AREVA’s computer system as required for the Service entrusted to them.

The Service Provider commits not to use any software other than that of which it informed AREVA  and which it has approved. The Service Provider shall take commercially reasonable precautions to avoid introducing a computer “virus” in the software, updates and new versions with which AREVA is provided, and shall adopt appropriate measures if they become aware of the existence of such a virus.

ARTICLE 17 - LIABILITY

Civil Liability

The liability of the Service Provider shall be limited as follows:

(a)
The Service Provider shall not be liable for any loss of profit, loss of use, loss of business, loss of data, loss of any contract, loss of savings or for any indirect, special, exemplary, punitive or consequential loss or damage arising in connection with this Agreement, even if the Service Provider has been advised of the possibility of such damages.

(b)
The Service Provider shall not be liable for any damage or injury caused by or arising out of the act, neglect, default or omission of any person other than the Service Provider or its personnel.  In particular, the Service Provider shall not be liable to AREVA for any error, omission, or other deficiency and defect in any material, equipment or piece of equipment, drawing, design, calculation, document procedure or computer software produced by any party other than the Service Provider in the course of the Agreement and whether or not the Service Provider shall have commented on or called for revisions to such material, equipment or piece of equipment, drawing, design, calculation, document procedure or computer software in the course of the Agreement.

(c)
In any case where the Service Provider is liable to AREVA jointly with any third party for the same loss or damage, the liability of the Service Provider to AREVA shall be limited to that proportion of such loss or damage that the Service Provider has caused by reason of his breach of contract or other default.

(d)
The total aggregate liability of the Service Provider vis-à-vis AREVA or any third party under this Agreement shall not exceed the professional fees paid by AREVA to the Service Provider under this Agreement). Unless otherwise specified, this sub-clause shall not limit the liability of the Service Provider in any case of fraud, willful misconduct or gross negligence by the Service Provider and its personnel.

(e)
The liabilities set forth above are exclusive and no other warranties of any kind, whether oral, written, express or implied, including without limitation any implied warranty of merchantability or fitness for a particular purpose, shall apply.

(f)
The Service Provider is liable, in accordance with the rules of ordinary law, for any personal injury which it or its staff might cause to AREVA or any third parties during the delivery of the Services and/or the Deliverables.

Insurance

The Service Provider commits to taking out and keeping in force throughout the entire duration of the Agreement an insurance policy covering its legal liability for any personal injury and financial and consequential losses caused through the doing of its staff.

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The Service Provider commits to providing AREVA, upon fist request, with a copy of the certificate for the insurance specified above, as well as any documentary evidence.

ARTICLE 18 - FORCE MAJEURE

Neither Party shall be liable for failure to fulfill their obligations if and insofar as this failure is due to a case of force majeure such as war (whether declared or not), terrorist attack, embargo, serious fire and flood, tsunami, typhoon or earthquake or any occurrence which is unforeseeable and beyond its control.

The Party which invokes the case of force majeure must inform the other Party of this, without delay, by registered letter with acknowledgement of receipt, specifying the reasons, foreseeable consequences and their probable duration. It shall take all the necessary measures to limit the consequences in case of force majeure.

Failing agreement on the measures to be taken and should this case of force majeure last more than twenty (20) days as of the serving of notice, AREVA,  or the Service to whom this case of force majeure is opposed shall be entitled to cancel this Agreement, without the other party being able to claim any additional compensation.

ARTICLE 19 - LEGALITY OF EMPLOYMENT

19.1 - Staff Status

It is specifically agreed that in all circumstances the Services Provider remains liable for its staff called upon to participate in providing the Services, regardless of the conditions for collaboration with the Entities’ staff.

The Service Provider ensures the administrative and accounting management of its staff in regards to the delivery of the Services set out in the Orders.

Any observations that an Entity might express in regards to the behaviour of one of the Service Provider’s members of staff or the quality of their Service shall under no circumstances be directly addressed to the Service Provider’s staff but rather to the representative named in the Order (see article 8).

19.2 - Measures to combat illegal work practices

In signing this Agreement, the Services Provider hereby declares on its honour that all work carried out as part of this Agreement shall be done so by workers employed on terms and conditions that comply with the legal and regulatory provisions in force in the country or countries concerned.

ARTICLE 20 - PROTECTION OF PERSONAL DATA

Within the framework of the delivery of the Services, AREVA may collect and forward personal data on the associates of the Service Provider.  AREVA commits to respecting the confidentiality of this data, in accordance with article 15 and the obligations relating to “computer technology and liberties” introduced by French law n°78-17 dated the 6th January 1978, modified by law n° 2004-801 dated the 6th August 2004.

Should personal data be collected, AREVA shall be considered as the “processing authorisation holder” as defined in the provisions of article 3 of law n°78-17 dated the 6th January 1978 modified by law n° 2004-801 dated the 6th August 2004.

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The processing of personal data within the framework of this Agreement shall therefore be included in the “master file” produced by the AREVA Computer Technology and Liberties Correspondent, which they keep at the disposal of the National Commission for Computer Technology and Liberties.

The Service Provider guarantees:

•
That it will process personal data obtained from AREVA exclusively on the behalf of AREVA in accordance with their instructions, and shall abstain from using it on its own behalf or communicating it to a third party

•	That it has implemented appropriate technical and organisational measures to ensure the security of the personal data processed within the framework of the Agreement

ARTICLE 21 - CANCELLATION

21.1 - For fault

In case of total or partial failure by one of the Parties to fulfil any one of their obligations under the provisions of this Agreement, the other Party may request the ipso jure cancellation of the Agreement  by registered letter with acknowledgement of receipt, thirty (30) days after the serving of official notice of the failure, if the failure  has not been cured within such period, without prejudice to any compensation which may be claimed from the defaulting Party by the prejudiced Party in compensation for the prejudice suffered as a result of the aforementioned contractual failings.

21.2 - For convenience

AREVA may cancel the Agreement, either totally or partially, provided they give thirty (30) working days notice by registered letter with acknowledgement of receipt, sent by AREVA to the Service Provider, in return for payment of the Services performed prior to the effective cancellation date.

ARTICLE 22 - VALUE CHARTER AND COMMITMENT TO SUSTAINABLE DEVELOPMENT

The Service Provider commits to implementing practices which respect local and international regulations in particular in regards to equal opportunities and treatment in matters of employment, the control of child labour, human rights and the protection of the environment.

For its part, AREVA implements this policy and seeks to promote it among its partners. The Values Charter included in and the Sustainable Development Declaration applicable to Suppliers included in appendix 2 set out the principles that AREVA wishes its partners to respect.

ARTICLE 23 - REFERENCE AND OWNERSHIP OF NAMES, LOGOS AND TRADEMARKS

The names, logos and trademarks of AREVA are its property, which the Service Provider acknowledges. The Service Provider commits to not using them in any context whatsoever, notably for reference or advertising purposes, without the specific, prior, written permission of AREVA, except as may be required in disclosures required under applicable law.

ARTICLE 24 - TITLES

The titles of the articles allow the identification of the aforementioned articles and are not part of the clauses of this Agreement. Therefore, in case of difficulties in interpretation between any one of the titles at the start of the clauses and any one of the clauses, the titles are declared to be inexistent.

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ARTICLE 25 - WAIVER

Should a Party not invoke the strict application of one of the provisions of this Agreement, this cannot be considered as the tacit waiver of this provision or any other failing, identical or not.

ARTICLE 26 - NOTIFICATION

Any notification required in accordance with this Agreement shall be considered as being correctly issued if it is sent by registered letter with acknowledgement of receipt to the address of each of the Parties to this Agreement.

ARTICLE 27 - CONTRACTUAL AUTONOMY

If one or more of the provisions of the Agreement are deemed to be invalid or are declared as such in application of a law, regulation or following a definitive ruling by a competent court, the other provisions shall retain their force and scope.  The Parties shall agree upon a valid provision having a legal and economic effect, which will be as similar as possible to the intent of the Parties concerning the respective invalid provision.

ARTICLE 28 - ELECTION OF DOMICILE

The Parties are elected as their respective domiciles at the addresses given on the first page. Any changes of address or changes to the identity of the principal representative of one of the Parties must be immediately reported to the other Party, by any written method, through the correspondent specified in Article 8.

ARTICLE 29 - GOVERNING LAW AND ARBITRATION

29.1 - This Agreement is subject to and will be interpreted in conformity with the French Law.

29.2 - In the event of any dispute arising out of or in connection with this Agreement, the Parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce rules by three (3) arbitrators appointed in accordance with the said rules of Arbitration. The seat of the Court of Arbitration will be Paris, France. The language of arbitration will be the English language.

All arbitration awards shall be final and binding for both Parties and both Parties agree to be bound thereby and shall act accordingly.

ARTICLE 30 – NATURE OF RELATIONSHIP

AREVA and the Service Provider have entered into this Agreement as independent companies. Nothing in this Agreement constitutes a partnership between the Parties nor constitutes one as the agent of the other Party.

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ARTICLE 31 - SIGNATURE

The return of a duly signed and dated original by the empowered representative of the Service Provider is deemed as its acceptance of all the provisions of this Agreement, notwithstanding any provision to the contrary which is included or may be included during the period of validity of this Agreement on the Service Provider’s forms or documents.

Two original copies, each with the same value, signed in Paris on the 3rd day of August, 2009.

ON BEHALF OF AREVA	ON BEHALF OF THE SERVICE PROVIDER

Patrick CHAMPALAUNE	Seth GRAE
Senior Vice President Purchasing	President and Chief Executive Officer

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